EXHIBIT 99.1

MIM Reports 47% Increase in Specialty Revenues and EPS of $0.08 for
Third Quarter 2004

Merger On Track to Deliver Enhanced Competitive Positioning

      ELMSFORD, NY - October 28, 2004 - MIM Corporation (NASDAQ:MIMS) (CBOE:OQX) (PCX:OQX) , a pharmaceutical healthcare organization, today reported third quarter 2004 results.

Financial Highlights

  Third quarter total revenues increased 25% over 3Q03
  Third quarter Specialty revenues increased 47% over 3Q03, and 8% sequentially over 2Q04
  Third quarter total prescriptions dispensed increased 25% over 3Q03
  Selling, general and administrative expenses declined as a percentage of revenue to 8% as compared to 9.7% in 3Q03

        Richard H. Friedman, Chairman and Chief Executive Officer commented, "Third quarter continued to deliver strong sales growth across all business segments. We have expanded customer relationships, increased market penetration, and extended the geographic span of our Specialty business. However, as we and most of our competitors have discussed, we are experiencing the pressure of lower reimbursement rates. This pressure has offset the Company's significant increases in revenues and our success in keeping expenses flat. We continue to look for ways to increase volume and improve margins to offset these pricing pressures."

        Revenues for third quarter 2004 increased 25% to $161.5 million compared to $129.6 million in third quarter 2003. Third quarter Specialty revenues grew 47% to $65.6 million compared to $44.6 million for the same period last year. PBM Services segment revenues for the quarter, which includes traditional mail service, increased 13% to $95.9 million compared to $85.0 million for the same period last year. Third quarter 2004 total prescriptions dispensed increased 25% to 927,000 from 744,000 a year ago.

        Operating income for third quarter was $3.1 million compared to $2.3 million for third quarter 2003. As previously reported, third quarter 2003 included $1.0 million in employee severance payments related to the loss of the TennCare PBM business.

        Net income for third quarter was $1.7 million or $0.08 per diluted share compared to $1.3 million or $0.06 per diluted share for third quarter 2003. Excluding the employee severance payments, net income for third quarter 2003 was $1.8 million or $0.08 per diluted share.

        Cost of revenue for third quarter was $144.8 million, compared with $114.2 million for the same period last year. This increase reflects continued growth in the Company's sales volume.

        Gross profit for the quarter was $16.7 million or 10.4% compared to $15.4 million or 11.9% in the prior year's period. The decrease in gross margins reflects pricing pressures experienced in the Specialty segment, primarily in IVIG.

        Chief Financial Officer James S. Lusk stated, "Third quarter revenue was strong. Like others in our sector, we have experienced reimbursement pressure primarily in the IVIG market. As previously reported, the continued ramp up of a major exclusive Specialty contract which included pricing concessions has also impacted gross margins for the quarter. Volume from expanded territories under this contract is expected to compensate for these concessions in future quarters."

        Selling, general and administrative expenses were $12.8 million for third quarter 2004 compared to $12.6 million for the same period a year ago. "We have been successful in reducing selling, general and administrative expenses as a percentage of revenue," said Mr. Lusk.

        Revenues for the nine-month period ended September 30, 2004 were $463.7 million compared to $453.0 million for the first nine months of 2003. Revenues for the period increased 25% over the prior year's nine months, excluding the results from TennCare and Synagis. (1)

        Specialty revenues for the first nine months increased 27% to $183.7 million from $145.0 million for the same period in 2003. Nine-month Specialty revenues increased 40% over the same period in 2003, excluding the results from Synagis.(1)

        Nine-month revenues from PBM Services, which includes Mail, were $279.9 million compared to $308.0 million in the 2003 period. Revenues from PBM Services grew 17% in the first nine months of 2004, excluding the results from TennCare. (1)

        Operating income for the nine month period was $10.4 million compared to $14.3 million for the same period in 2003. The nine months ended September 30, 2003 included $1.6 million in employee severance payments related to the loss of the TennCare PBM business. Excluding the results of Synagis and TennCare and its related severance charge, operating income for the same period in 2003 was $9.4 million. (1)

        Net income for the first nine months was $5.8 million or $0.26 per diluted share compared to $8.2 million or $0.36 per diluted share for the prior year's period. Excluding the results of Synagis and TennCare and its related severance charge, net income for the first nine months of 2003 was $5.2 million or $0.23 per diluted share. (1)

        Cost of revenue for the first nine months of 2004 was $413.1 million, compared with $399.8 million for the first nine months of 2003. Excluding the results from TennCare and Synagis, cost of revenue for the same period in 2003 was $324.7 million. (1)

        Gross profit for the first nine months of 2004 was $50.5 million or 10.9% compared to $53.3 million or 11.8% in the prior year's period. Excluding the results from TennCare and Synagis, gross profit for the prior year's period was $46.8 million. (1)

        Selling, general and administrative expenses for the first nine months of 2004 were $37.9 million compared to $37.6 million for the same period in 2003.

        Inventory turns for Specialty and Mail remained strong for the quarter at 42. Days sales outstanding decreased to 37 days at September 30, 2004 from 40 days at June 30, 2004. "We remain aggressive in managing our balance sheet," added Mr. Lusk.

        The Company generated $3.7 million in operating cash flow for the quarter. Stockholders' equity for the first nine months of 2004 increased to $114.3 million from $107.2 million at the end of 2003.

        Mr. Lusk noted that the Company continues to experience healthy cash flow and has reduced the outstanding balance on its line of credit to $8.2 million from $10.6 million at June 30, 2004. "Our balance sheet remains strong and we are well positioned for the merger."

        "As we proceed into the fourth quarter, we would like to address the outlook for the remainder of the year," said Mr. Lusk. "Given the margin trends we are experiencing as a result of reimbursement pressure, we expect diluted earnings per share for 2004 to be in the low to mid thirty cent range."

        Mr. Friedman continued, "The increasing need to manage the escalating healthcare costs of the chronically ill and the growth of biologics in the market remain the key drivers of our industry.

        "The merger with Chronimed is progressing in line with our expectations and we are excited by the opportunities it presents for all of our shareholders. By forming one of the largest specialty pharmaceutical providers in the nation, we have created a platform that will provide a broad range of services at both the local and national levels. Our management team is in place and we have a clear strategy to capitalize on market and operational opportunities. The merger will permit us to better leverage our assets and reduce costs to meet the market challenge."

        MIM will host a conference call to discuss results today at 11:00 AM ET. Interested parties may participate in the conference call by dialing 800-762-6558 (US), or 480-629-9565 (International), 5-10 minutes prior to the start of the call. A replay of the conference call will be available from 2:30 PM ET on October 28 through 11:59 PM ET on November 4, by dialing 800-475-6701 (US), or 320-365-3844 (International), and entering access code 751542. A webcast of the conference call will also be available under the investor information section of the MIM Corporation website, www.mimcorporation.com.

MIM Corporation (www.mimcorporation.com) is a pharmaceutical healthcare organization delivering innovative pharmacy benefit and healthcare solutions that provide results beyond expectations. We excel by harnessing our clinical expertise, sophisticated data management, and therapeutic fulfillment capability, and combine it with our dedicated, responsive team of professionals that understands our partners' needs. The result is cost-effective solutions enhancing the quality of patient life.

This press release may contain statements which constitute forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the intent, belief or current expectations of the Company, its directors, or its officers with respect to the future operating performance of the Company. Investors are cautioned that any such forward looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those in the forward looking statements as a result of various factors. Important factors that could cause such differences are described in the Company's periodic filings with the Securities and Exchange Commission.

Contacts:

James S. Lusk Executive Vice President/Chief Financial Officer MIM Corporation 914-460-1648 Email: jlusk@mimcorporation.com	Rachel Levine Investor Relations The Anne McBride Co. 212-983-1702 x.207 Email: rlevine@annemcbride.com

(1)

See Table of Reconciliation for the differences between the non-GAAP financial measures and the most directly comparable GAAP measures. As required by Regulation G, the Company has provided a quantitative comparison between the GAAP and disclosed non-GAAP financial measures. The non-GAAP measures presented provide important insight into the ongoing operations and a meaningful comparison of revenue, gross profit, selling, general and administrative expenses, operating income, net income and earnings per share.

FINANCIAL TABLES AND SUPPLEMENTAL DATA FOLLOW